KOOLBRIDGE
S O L A R

Employment Agreement

Dated June 30, 2016

Between

Koolbridge Solar Inc. (KBS) and William F. Griffin (WFG)

Background: KBS and WFG have previously engaged in various consulting agreements under which KBS has granted shares of common stock, and paid various consulting fees and expenses for work performed. At present, WFG is engaged via a consulting agreement through January 1, 2016, at which time KBS will have granted WFG a total of 500,000 shares of stock.

Effective June 30, 2016 WFG will become a W-2 employee of KBS and no longer serves as a consultant.

KBS desires to engage WFG in the full time position of President and Chief Operating Officer of KBS under the following terms and conditions, which shall form the foundation of an employment agreement. Attorneys for both KBS and WFG can review the final document prior to them signing the agreement.

Basic Engagement Terms:

1- WFG will work exclusively for KBS during the period of his employment and devote his full effort to the success of KBS.
2- WFG will work as an at-will employee.
3- KBS and WFG are able to terminate employment at any time with a 30 day written notice to the other party. If terminated for other than cause, WFG will receive two (2) month's salary, at the current pay rate, and all options that would vest on a prorated basis through the end of the month of termination and non-vested options would be forfeited.
4- Once WFG begins employment with KBS under these terms, all prior agreements between WFG and KBS and Cornerstone Business Advisors and KBS will terminate. KBS will owe no fees, stock or other compensation to any third party or consulting firm based on their past relationship with KBS.
5- The stock option program herein will be in addition to all prior stock granted for work conducted.
6- Parties agree to use binding arbitration in the event of a dispute.

Tasks and Responsibilities:

7- A detailed position description for "President and Chief Operating Officer" will be defined and agreed upon by WFG and KBS and will include a detailed list of responsibilities.
8- The KBS Board of Directors will ratify the position description after this Term Sheet is approved.

Compensation:

9- KBS and WFG agree that compensation will be a combination of cash, stock and/or stock options in such a manner as to preserve cash and mitigate tax consequences.

10- This Agreement will begin immediately upon approval of both KBS and WFG and be retroactive to January 1, 2016.

- KBS will grant WFG 2,000,000 stock options in KBS at .25 cents per share, which are not subject to a cashless exercise.
- Options will vest at 25% per year over 4 years (500,000 per year).
- Upon termination for cause, all non-vested options are forfeited.
- If terminated for other than cause, refer to #3 under Basic Engagement Terms in this document.

11- KBS will pay WFG a salary of:

- 2016 – $2,000 / month or $24,000 per year
- 2017 – $4,000 / month or $48,000 per year
- 2018 – $6,000 / month or $72,000 per year
- 2019 – To Be Determined.

Milestones:

12- WFG will submit budgets and milestones for each fiscal year and the board will develop an annual monetary bonus structure for attainment of those milestones within the budgets proposed and accepted by the board.

13- Stock options expire ten (10) years from date of issue.

Liquidity Event:

14- All stock options not vested at the date of an acquisition or merger will vest immediately upon the completion of that transaction.

Signed [signature] Date Jun 30, 2016

John Stephen Burnett

Chairman and CEO

Signed ______________________ Date ______________

William F. Griffin